MEMORANDUM OF UNDERSTANDING


February 14, 2002


Board of Directors and Shareholders
PDH International, Inc.
1250 East Hallandale Beach Boulevard,
Hallandale, Florida 33009


RE: Financing and Reorganization Transaction.


Gentlemen:

This letter will confirm the mutual intent among G/O International, Inc., a corporation organized under the laws of Colorado ("G/O"), PDH International, Inc., a Georgia corporation (the "Company") that is engaged in: acquisition, development and commercialization of products or technologies that are substantial improvements to existing technologies and products including the following two products: (1) the development of security solutions including a Hardware Random Number Generator based on radioactive a-decay (RGN-241) and
(2) the development of the product DEXWET, a unique wet based filtration system for decreasing air pollution and ozone emissions generated by office equipment., all as more fully described in the Company's business plans dated January 2002 that has been provided to us and its website located at www.pdhint.com (the "Company's Business") and those individuals and entities who are the holders of not less than 50% of the issued and outstanding ownership of the Company (the "Shareholders") in pursuing the exchange by the Shareholders of all of the Shares of the Company for shares of a newly-formed foreign subsidiary of G/O (the "G/O Subsidiary"), which transaction shall hereinafter be referred to as the "Reorganization").


1. Bridge Financing.

Upon execution of the Reorganization Agreement, G/O shall undertake to raise a total of $500,000 (gross, without taking into consideration commissions and underwriter's warrants) through the offer and sale of a newly created Series A Convertible Debentures each in the principal amount of $10,000 ("Debentures") Such Debentures shall:

     A. Be convertible twelve months after the date of issuance into a total of that number of shares of the G/O's common stock determined by dividing the face amount of each Debenture by the greater of: (i) 50% of the average sales price of G/O's shares in the Subsequent Financing or
     (ii) 50% of the previous weeks average closing bid price calculated from the date of receipt of notice of conversion by the holder of the Debenture.

     B. Bear interest at the rate of 13% per annum, which shall be paid in cash at the time of conversion, based upon the number of days outstanding prior to the date of receipt of the notice of conversion by the holder of the Debenture, or annually.

     C. Secured by all of the assets of PDH and guaranteed by the Principal Shareholders through a limited recourse Guaranty, which Guaranty shall be secured solely by the shares of PDH held by the Principal Shareholders; and

     D. Shall automatically convert at the end of 12 months from the date of issuance at the price calculated in paragraph 1A above.

In connection with the marketing and sale of the Bridge Financing, G/O will pay cash commissions of not more than 10% and will offer warrants to purchase shares of its common stock in the ratio of 1500 shares per Debenture placed. Such Warrant will be exercisable for a period of five (5) years at an exercise price of $1.00.

2. Subsequent Financing

Upon (1) conclusion of the Reorganization, and (2) commencement of trading of G/O's shares under the newly released public information reflecting completion of the Reorganization, G/O, under the direction of its newly constituted Board of Directors, as nominated by the Principal Shareholders, will undertake to raise additional financing of a minimum of $1,000,000 and not to exceed $6,000,000 (the "Subsequent Financing") Such Subsequent Financing will be placed through qualified placement agents at negotiated rates and commissions based upon the publicly traded per share valuation of G/O following completion of the Reorganization.

3. Reorganization Closing.

On the date of closing ("Closing"), as defined in the definitive reorganization agreement which is to be entered into between and among the Company, the Shareholders, the G/O Subsidiary and G/O (the "Reorganization Agreement"), the Shareholders shall transfer their shares of the Company to the G/O Subsidiary in exchange for newly issued shares of the G/O that shall be deposited with the G/O Subsidiary.

4. Tax Consequences.

No party to this Memorandum of Understanding makes any representation or warranty as to the tax consequences of the transfers contemplated hereby. Each party agrees to obtain and be guided by his or its own tax advisor. It is the intent of the parties, however, that the transaction contemplated hereby be a tax-free reorganization.

5. Exchange of Shares.

At the time of closing of the Reorganization among the Shareholders, the Company, the G/O Subsidiary and G/O, which shall be a time mutually agreeable to the parties: (1) the Shareholders (which shall constitute the holders of not less than 100% of the issued and outstanding shares of the Company) shall exchange their respective ownership interests in the Company for a total of 12,000,000 shares of the common stock of G/O. At the time of the Reorganization, G/O shall have issued and outstanding a total of 4,000,000 shares of its common stock, issued and outstanding. Consequently, upon completion of the Reorganization, the Company will be a wholly owned subsidiary of the G/O Subsidiary and G/O shall have a total of 16,000,000 shares of common stock issued and outstanding or otherwise issuable pursuant to outstanding options, warrants or other rights to purchase shares, of which:
(1) the Shareholders will own 12,000,000 shares or 75%, and (2) the existing holders of the shares and any outstanding options, warrants, or rights to purchase shares of G/O will own a total of 4,000,000 shares or 25%. In connection therewith, the shares of G/O will be issued to the Shareholders as set forth in Exhibit B hereto. To the extent that the Company has outstanding warrants to purchase its shares, holders of warrants shall be offered to exercise their warrants for shares of the Company and participate in the contemplated reorganization. The calculation of 12,000,000 shares to be issued to the Company's Shareholders is based upon the full exercise of all outstanding warrants and represents the total number of shares that will be outstanding or that are issueable by the Company at the time of the Reorganization. In lieu of the exercise of existing outstanding warrants of PDH, G/O shall issue its warrants to the PDH warrant holders in exchange for the PDH warrants. Such G/O warrants shall have terms and conditions substantially identical to the PDH warrants, including, but not limited to exercise price.

The G/O Subsidiary shall each be organized under the laws of a jurisdiction agreed upon by the parties. The form and substance of the articles of organization and other organizational documents of the G/O Subsidiary shall also be agreed upon by the parties.

The initial members of the Board of Directors of the G/O Subsidiary shall be elected by G/O and shall be replaced by nominees of the Principal Shareholders at the time of Closing of the Reorganization.

The G/O Subsidiary shall not conduct any business operations prior to the Closing.

6. Reorganization Agreement.

It is our understanding that the contemplated Reorganization would be conducted pursuant to a mutually suitable Reorganization Agreement reflecting the foregoing provisions and including such other terms and conditions as are mutually agreed upon among the parties thereto in the course of good faith negotiations and as are usual and customary in transactions of the type contemplated thereby. In connection therewith:

     A. Representations and Warranties. The Reorganization Agreement to be executed by the parties shall contain customary and usual representations and warranties by the parties, and the principal executive officer of each of the parties shall certify these representations and warranties "to the best of their personal knowledge and information."

     B. Further Terms. The Reorganization Agreement to be executed by the parties shall provide for the examination and inspection of the books and records of each of the parties prior to Closing; the delivery no later than ten days prior to the date of Closing of customary schedules listing each party's material contracts; real and personal properties; pending, threatened and contemplated legal proceedings; employees; assets and liabilities, including contingencies and commitments; and other information reasonably requested. Each of the parties shall provide financial statements consisting of a balance sheet and a related statement of income for the period then ended, which fairly present the financial condition of each as of their respective dates and for the periods involved, and such statements shall be prepared in accordance with generally accepted accounting principles consistently applied or upon such other basis as the parties shall mutually agree and for the periods mutually agreed upon among the parties.

     The Reorganization Agreement shall contain customary and usual indemnification and hold harmless provisions.

     C. Conditions Precedent. In addition to the foregoing terms, the Reorganization Agreement would set forth the following conditions precedent for the Closing described therein:

     i) Counsel for G/O and the G/O Subsidiary shall have completed a review of the Company and counsel for the Company shall have completed review of G/O and the G/O Subsidiary;

     ii) Each of the parties to the Reorganization Agreement shall have performed, in all material respects, all of its obligations under the Reorganization Agreement. All of the statements, representations and warranties contained in the Reorganization Agreement shall be complete and true in all material respects.

     iii) No material adverse changes shall have occurred in the business, properties and assets of the Company, or of G/O or of the G/O Subsidiary, other than changes set forth in the Reorganization Agreement.

     iv) Receipt on the date of the Closing from the Chief Executive Officer of the Company and the Treasurer of the Company certificates dated as of such date, in form satisfactory to G/O and the G/O Subsidiary to the effect that:

          a) The representations and warranties of the Company and the Shareholders contained in the Reorganization Agreement are complete and true in all material respects.

          b) All of the conditions precedent to the performance of G/O and the G/O Subsidiary have been performed and the representations of these conditions precedent are true.

          c) All actions of the Company have been duly authorized and executed and constitute valid and binding agreements of the Company enforceable according to their respective terms.

     v) Receipt on the date of Closing from the Chief Executive Officer and Treasurer of G/O and the G/O Subsidiary of certificates, dated as of the date of Closing and in a form satisfactory to the Company, to the effect that:

          a) The representations and warranties of G/O and the G/O Subsidiary contained in the Reorganization Agreement are complete and true in all material respects.

          b) All of the conditions precedent to the performance of the Company's and the Shareholders' obligations under the Reorganization Agreement have been performed and the representations of these conditions precedent are true.

          c) All actions of G/O and the G/O Subsidiary have been duly authorized and executed and constitute valid and binding agreements of G/O and the G/O Subsidiary, enforceable according to their respective terms.

          d) The Company shall have delivered its audited financial statements for the period ending December 31, 2001.

     vi) The Company shall have received from its officers and key employee's employment contracts and suitable non-disclosure and non-compete agreements in form and substance satisfactory to G/O and the G/O Subsidiary. Such officers and key employees shall enter into identical contracts with G/O.

     vii) The Shareholders shall have approved the Reorganization and all other matters described in this Memorandum of Understanding.

     D.   Conditions Simultaneous. Simultaneous with the Closing:

     i) The directors of the G/O and the G/O subsidiary shall tendered their resignations as directors and shall have named designees of the Shareholders to serve as officers and directors of G/O and the G/O Subsidiary, thereby filling the vacancies created by such resignations;

     ii) G/O shall change its name to such name as selected by the Principal Shareholders

7. Restricted Shares.

It is understood that the shares of G/O's common stock to be issued in the Reorganization to the Shareholders shall be issued by G/O under the exemption from registration provided for under Section 4(2) of the United States Securities Act of 1933, as amended. Consequently, such shares may be "restricted shares" as such term is defined under Rule 144 of the Securities Act of 1933 and appropriate legends shall be placed upon certificates and stop transfers shall be placed in the stock records of G/O. In addition, prior to the issuance of G/O's shares in the Reorganization, each of the Shareholders, through execution of appropriate subscription forms will be required to confirm their intention to acquire the shares of G/O's common stock for investment and not with a view for resale or distribution.

8.   Negotiations with Third Parties.

In consideration of the undertaking by G/O of the substantial legal, accounting, and other expenses incident to its further investigation of the Company's finances and operations and the preparation of the Reorganization Agreement, the Company and the Shareholders agree that until ninety (90) days from the date of execution and delivery of this Memorandum of Understanding by the Company and the Shareholders, the Company and the Shareholders will not enter into or pursue any arrangements or negotiations with any other party relative to the disposition of any ownership interest in or assets of the Company, or the merger of the Company with or into any other party.

9.   Expenses.

G/O, the G/O Subsidiary, the Company and the Shareholders each agree to pay their own legal, accounting and other costs associated with the proposed transaction.

10.  Finders.

Each of the parties represent and warrant that, except as provided in Exhibit A hereto, they have not authorized any broker, finder or agent to represent them in connection with the negotiations of this transaction and each agrees to hold the other harmless from any other claim, commission, finder's or broker's fee because of any act, omission, or statement of either party pertaining to the proposed transaction.

11.  Binding Effect.

The parties acknowledge that their mutual intent to proceed with the Reorganization Agreement is subject to several preconditions. This Memorandum of Understanding shall not constitute a legal obligation between them, except as to paragraphs 8 and 9 hereof and no party hereto shall have any obligation of any kind to consummate the transaction contemplated hereby until and unless the Reorganization Agreement is authorized, executed, and delivered. Notwithstanding the foregoing, each of the parties hereto shall exert their best efforts in completing the transaction contemplated hereby and shall in all matters act in good faith and with fair dealing towards the other.

12.  Counterpart Signature.

This Memorandum of Understanding may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

13.  Governing Law.

This Memorandum of Understanding shall be governed by the laws of the State of Texas.



G/O International, Inc.


By /s/ J. L. Burns
Jack Burns, Director


Affirmed and agreed to this ___ day of February, 2002 by PDH International, Inc. through its authorized officer.


By /s/ Thomas Nowak
Thomas Nowak, Chief Executive Officer




Those Shareholders set forth
in Exhibit B hereto through their duly
appointed proxy:


/s/ Thomas Nowak
Thomas Nowak, as proxy for Edward Leftwich

/s/ Thomas Nowak
Thomas Nowak, as proxy for Guenter Braunstein

/s/ Thomas Nowak
Thomas Nowak, as proxy for Capels Management, Inc.

/s/ Thomas Nowak
Thomas Nowak, as proxy for Horst Weizenauer



                                                              EXHIBIT A
                                                               FINDERS

                                                                   None


                                                             EXHIBIT B
                              LIST OF COMPANY'S SHAREHOLDERS AND
                                    SIGNING PRINCIPAL SHAREHOLDERS